Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 25, 2021
Registration Statement Nos. 333-233850 and 333-233850-03

**PRICING DETAILS** Exeter Automobile Receivables Trust (EART) 2021-2
Bookrunners: Deutsche Bank (str), Citi
Co-Managers: Barclays, Blackstone, Citizens, Wells Fargo

CL	SIZE/MMs	WAL*	MDY/S&P**	BNCH	SPRD	YLD%	CNP%	$PRICE
A1	$105.790	0.13	P1/A1+	IntL	+ 2	0.12505	0.12505	100.00000
A2	$330.000	0.52	Aaa/AAA	EDSF	+ 14	0.277	0.27	99.99641
A3	$137.620	1.27	Aaa/AAA	EDSF	+ 14	0.307	0.30	99.99137
B	$173.200	1.89	Aaa/AA	EDSF	+ 35	0.572	0.57	99.99751
C	$186.810	2.69	Aa2/A	IntS	+ 63	0.990	0.98	99.97888
D	$196.710	3.70	Baa3/BBB	IntS	+ 83	1.409	1.40	99.98238
E	$69.900	4.12	NR/BB	IntS	+ 225	2.923	2.90	99.97904
* WAL to call
** Preliminary/Expected ratings from the listed agencies

- TRANSACTION SUMMARY –

•	SIZE	:	$1.2bn+	•	Registration
•	Bloomberg Ticker	:	EART 2021-2		Classes A-D	:	SEC Reg
•	Pricing Speed	:	1.50 ABS 10% call		Class E	:	144A/Reg S/IAI
•	Expected Settle	:	06/02/2021	•	Risk Retention	:	US = YES; EU = NO
•	First Payment	:	07/15/2021	•	ERISA	:	A-D = YES; E = NO
•	Expected Ratings	:	Moody's and S&P	•	Min Denominations	:	A-D = 1k x 1k;
•	Bill & Deliver	:	Deutsche Bank			:	E = 744k x 1k
•	Expected Pricing	:	Priced

•	CUSIPS	:	Class A1	:	30165XAA3
			Class A2	:	30165XAB1
			Class A3	:	30165XAC9
			Class B	:	30165XAD7
			Class C	:	30165XAE5
			Class D	:	30165XAF2
			Class E	:	30165XAG0 (144A)

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.